Exhibit 10.2

[●], 2021

[Address]

Dear [Name],

I am pleased to invite you to join the board of directors of reorganized Frontier Communications Corporation upon the Company’s emergence from bankruptcy, which we anticipate occurring on or about [●], 2021.

The reorganized Company will work with an independent compensation consultant to design a director compensation program that is competitive and consistent with market practices, which is expected to include an equity-based compensation component. The details of the director compensation program will be communicated to you separately and will be subject to final approval by the new Board.

By accepting this offer, you represent that you do not know of any conflict which would restrict your service on the Board. This offer is conditioned upon your execution of the attached Non-Disclosure Agreement and your successful completion of a customary background check. Further, you acknowledge that your appointment is contingent upon the Company’s successful emergence from bankruptcy and approval of the current board of directors and the Required Consenting Noteholders as defined in the company’s Reorganization Plan.

If the foregoing terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning this letter to the Company by [●], 2021.

I look forward to your service on the Board.

Sincerely,

John Stratton
Executive Chairman-elect
Frontier Communications Corporation
Agreed and acknowledged:

[Name]
Date: